Exhibit 10.25

ST. JUDE MEDICAL, INC. 2007 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNITS AWARD CERTIFICATE

This certifies that [name]

is granted a Restricted Stock Units Award for **[number]*  shares of Common Stock,

$.10 par value, of St. Jude Medical, Inc., a Minnesota corporation.

ID Number:
Grant Date:
Expiration Date of Restricted Period:	,20
[___] [vesting schedule]

This Restricted Stock Units Award is governed by, and subject in all respects to, the terms and conditions of the Restricted Stock Units Award Agreement, a copy of which is attached to and made a part of this document, and the St. Jude Medical, Inc. 2007 Stock Incentive Plan, a copy of which is available upon request.  This Award Certificate has been duly executed, by manual or facsimile signature, on behalf of St. Jude Medical, Inc.

ST. JUDE MEDICAL, INC.

By:
Name:
Title:

ST. JUDE MEDICAL, INC.
2007 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNITS AWARD AGREEMENT

          This Restricted Stock Units Award Agreement is between St. Jude Medical, Inc., a Minnesota corporation (the “Company”), and you, the person named in the attached Award Certificate who is an employee of the Company. This Agreement is effective as of the date of grant set forth in the attached Award Certificate (the “Grant Date”).

          The Company wishes to award to you Restricted Stock Units representing the opportunity to earn shares of the Company’s Common Stock, $.10 par value (the “Common Stock”), subject to the terms and conditions set forth in this Agreement, in order to carry out the purpose of the St. Jude Medical, Inc. 2007 Stock Incentive Plan (the “Plan”).

          Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:

          1.         Award of Restricted Stock Units.

          The Company hereby grants to you, effective as of the Grant Date, an Award of Restricted Stock Units for that number of Units set forth in the attached Award Certificate (the “Restricted Stock Units”), on the terms and conditions set forth in this Agreement and the Award Certificate and in accordance with the terms of the Plan.

          2.          Rights with Respect to the Restricted Stock Units.

          The Restricted Stock Units granted pursuant to the attached Award Certificate and this Agreement do not and shall not give you any of the rights and privileges of a shareholder of Common Stock. Your rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date or dates on which such rights become vested, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 3 or Section 4 hereof.

          3.         Vesting.

          Subject to the terms and conditions of this Agreement, the Restricted Stock Units shall vest, and the restrictions with respect to the Restricted Stock Units shall lapse, on the date or dates and in the amount or amounts set forth in the attached Award Certificate if you remain continuously employed by the Company until the respective vesting dates.

          4.         Change of Control.

          Notwithstanding the vesting provisions contained in Section 3 above, but subject to the other terms and conditions in this Agreement, upon the occurrence of a Change of Control (as defined below) you shall become immediately and unconditionally vested in all Restricted Stock Units for which vesting or forfeiture has not yet occurred pursuant to the terms of this Agreement and the attached Award Certificate, and the restrictions with respect to all such Restricted Stock Units shall lapse. For purposes of this Agreement, “Change of Control” shall mean any of the following events:

          (a)          the acquisition by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or any of its Affiliates, or any employee benefit plan of the Company and/or one or more of it Affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities in a transaction or series of transactions not approved in advance by a vote of at least three-quarters of the Continuing Directors (as defined below); or

          (b)          individuals who, as of the Grant Date, constitute the Board of Directors of the Company (generally the “Directors” and as of the Grant Date the “Continuing Directors”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a Director subsequent to the Grant Date whose nomination for election was approved in advance by a vote of at lease three-quarters of the Continuing Directors (other than a nomination of an individual whose initial assumption of office is in connection with an actual or threatened solicitation with respect to the election or removal of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be deemed to be a Continuing Director; or

          (c)          the approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation or dissolution of the Company or of the sale (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company other than a reorganization, merger, consolidation, liquidation, dissolution or sale approved in advance by a vote of at least three-quarters of the Continuing Directors; or

          (d)          the first purchase under any tender offer or exchange offer (other than an offer by the Company or any of its Affiliates) pursuant to which shares of Common Stock are purchased; or

          (e)          at least a majority of the Continuing Directors determines in their sole discretion that there has been a change in control of the Company.

          5.          Forfeiture.

          If your employment terminates prior to the vesting of the Restricted Stock Units pursuant to Section 3 or Section 4 hereof, your rights to all of the unvested Restricted Stock Units shall be immediately and irrevocably forfeited unless otherwise determined by the Committee administering the Plan.

          6.          Restriction on Transfer.

          None of the Restricted Stock Units may be sold, assigned, transferred, pledged, attached or otherwise encumbered, and no attempt to transfer the Restricted Stock Units, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Restricted Stock Units.

          7.          Payment of Restricted Stock Units; Issuance of Common Stock.

          No shares of Common Stock shall be issued to you prior to the date on which the applicable Restricted Stock Units vest in accordance with the terms and conditions of the attached Award Certificate and this Agreement. After any Restricted Stock Units vest pursuant to Section 3 or Section 4 hereof, the Company shall promptly cause to be issued in your name one share of Common Stock for each vested Restricted Stock Unit. Following payment of the applicable withholding taxes pursuant to Section 9 hereof, the Company shall promptly cause the shares of Common Stock (less any shares withheld to pay taxes) to be delivered, either by book-entry registration or in the form of a certificate or certificates, registered in your name or in the names of your legal representatives, beneficiaries or heirs, as the case may be. The Company will not deliver any fractional share of Common Stock but will pay, in lieu thereof, the Fair Market Value of such fractional share of Common Stock.

          8.          Adjustments.

          If any Restricted Stock Units vest subsequent to any change in the number or character of the Common Stock of the Company (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or otherwise), you shall then receive upon such vesting the number and type of securities or other consideration which you would have received if such Restricted Stock Units had vested prior to the event changing the number or character of the outstanding Common Stock.

          9.          Taxes.

          (a)          You acknowledge that you will consult with your personal tax advisor regarding the income tax consequences of the grant of the Restricted Stock Units, the vesting of the Restricted Stock Units and the receipt of shares of Common Stock, and any other matters related to this Agreement. In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.

          (b)          In accordance with the terms of the Plan and such rules as may be adopted by the Committee administering the Plan, unless otherwise permitted by the Company, you must satisfy any applicable tax withholding obligations arising from the vesting of the Restricted Stock Units and the corresponding receipt of shares of Common Stock by entering into a “same day sale” commitment with a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby you irrevocably elect to sell a portion of the shares of Common Stock to be delivered under the Award to satisfy such amount and whereby the NASD Dealer irrevocably commits upon receipt of such shares of Common Stock to forward the proceeds equal to such amount directly to the Company or its Affiliate.

          10.          Section 409A Provisions. The payment of shares of Common Stock under this Agreement are intended to be exempt from the application of section 409A of the Code (“Section 409A”) by reason of the short-term deferral exemption set forth in Treasury Regulation §1.409A-1(b)(4). Notwithstanding anything in the Plan or this Agreement to the contrary, to the extent that any shares of Common Stock payable hereunder constitute “deferred compensation” under Section 409A and such shares are payable by reason of the occurrence of a Change of Control, such amount will not be payable by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such Change of Control meet the definition of a change in ownership or control, disability or separation from service, as the case may be, in Section 409A, or (ii) the payment would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment of shares that constitutes “deferred compensation” under Section 409A and becomes payable to you on account of your separation from service may not be made before the date which is six months after the date of your separation from service (or if earlier, upon your death) if you are a specified employee as defined in Section 409A(a)(2)(B) of the Code and the payment is not exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.

          11.          General Provisions.

          (a)          Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.

          (b)          No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company. In addition, the Company may at any time dismiss you from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

          (c)          Reservation of Shares. The Company shall at all times prior to the vesting of the Restricted Stock Units reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

          (d)          Securities Matters. The Company shall not be required to deliver any shares of Common Stock until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

          (e)          Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

          (f)          Governing Law. The internal law, and not the law of conflicts, of the State of Minnesota will govern all questions concerning the validity, construction and effect of this Agreement.

          (g)          Notices. You should send all written notices regarding this Agreement or the Plan to the Company at the following address:

St. Jude Medical, Inc. One St. Jude Medical Drive St. Paul, MN 55117 Attn.: Stock Plan Administrator

          (h)          Award Certificate. This Restricted Stock Units Award Agreement is attached to and made part of an Award Certificate and shall have no force or effect unless such Award Certificate is duly executed and delivered by the Company to you.

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